Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:   Dale Bills
Property Reserve, Inc.
billsdk@ldschurch.org
801-240-4377

Karen Mac Donald (Media)
Taubman Centers, Inc.
kmacdonald@taubman.com
248-258-7469

Barbara Baker (Investors)
Taubman Centers, Inc.
bbaker@taubman.com
248-258-7367

Julie J. Bull
Dillard’s, Inc.
julie.bull@dillards.com
501-376-5965

Dillard’s Joins Nordstrom and Macy’s at Salt Lake’s City Creek Center

BLOOMFIELD HILLS, Mich, Jan. 17, 2007 - - Taubman Centers, Inc. (NYSE:TCO) and Property Reserve, Inc. (PRI), the commercial real estate arm of The Church of Jesus Christ of Latter-day Saints, today announced that Dillard’s will co-anchor the 900,000 square-foot City Creek Center which is scheduled to open in downtown Salt Lake City in the fall of 2011. City Creek Center is a mixed-use redevelopment project combining office, residential and retail properties. Dillard’s 150,000 square-foot, three-level department store will be located near the northeast corner of Main Street and First South.

“We are thrilled to be opening a Dillard’s store in what will be one of the most exciting retail projects in the country,” said Bill Dillard, Chairman of the Board and Chief Executive Officer for Dillard’s.

“Dillard’s is a name that is familiar to Utah shoppers and will be a perfect complement to City Creek’s retail offering,” said Bishop H. David Burton, presiding bishop of The Church of Jesus Christ of Latter-day Saints. “This is the first new department store to locate in downtown Salt Lake City in more than 30 years. It’s an outstanding commitment to the future growth and vibrancy of downtown Salt Lake.”

Dillard’s will join the previously announced two-level, 124,000 square-foot Nordstrom and three-level, 150,000 square-foot Macy’s.

(more)

Taubman - Dillard’s at City Creek Center/2

City Creek Center is part of a mixed use project being developed on three blocks in downtown Salt Lake City by Property Reserve, Inc. (PRI). Bloomfield Hills, Michigan based Taubman Centers, Inc. will be developing, leasing and managing the retail center. For more information, see www.downtownrising.com.

Taubman Centers, Inc., (NYSE: TCO) a real estate investment trust, owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states. For more information about Taubman Centers visit www.taubman.com.

Dillard's, Inc. (DDS: NYSE) ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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